Exhibit 99.1

VIAVID

communications simplified.

WidePoint Corporation

2017 First Quarter Financial Results Conference Call

May 15, 2017

CORPORATE PARTICIPANTS

Jeff Stanlis, Hayden IR

Jeffrey O. Nyweide, President, Chief Executive Officer

James T. McCubbin, Executive Vice President, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Mike Crawford, B. Riley & Company

Kevin Dede, Rodman & Renshaw

Sam Donaldson, Private Investor

Myron Lew, Private Investor

PRESENTATION

Operator:

Good day and welcome to the WidePoint Corporation 2017 First Quarter Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Jeff Stanlis of Hayden IR. Please go ahead sir.

Jeff Stanlis:

Thank you. Good afternoon to all participants on WidePoint's financial results conference call. With me today are WidePoint's CEO and President, Jeff Nyweide, and Chief Financial Officer, Jim McCubbin. Jeff will provide a brief overview of the quarter's developments and accomplishments. Jim will provide additional financial and operational review and outlook. Then we will open the call to questions from analysts and institutional shareholders.

Before I turn the call over to Jeff, I’d like to remind all participants, that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology, may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements.

These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors section of WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and other SEC filings and the Company press release. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any events or circumstances that may arise after this conference call, except as required by law.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I would now like to turn the call over to WidePoint's CEO and President, Jeff Nyweide for opening remarks. Jeff?

Jeffrey O. Nyweide:

Thank you, Jeff, and good afternoon to all of you that are joining us here today. Before opening the floor to questions and answers, Jim and I would like to provide you with some prepared remarks.

The results of the first quarter were in line with our internal expectations and remarks from our last earnings call. The first quarter of 2017, revenues were approximately $18.6 million compared to approximately $20.6 million in the first quarter of 2016, with net losses of approximately $1.2 million as compared to $600,000 in the same respective periods. There are Adjusted EBITDA losses of approximately $700,000 in the first quarter of 2017, as compared to $200,000 in the first quarter of 2016. Jim will provide the additional detailed financial results for the quarter during his remarks.

The current quarter results were in line with our internal expectations. We started to bring the business into a position for profitability by streamlining our operational environment, restructuring our sales and marketing initiatives, and working to reduce our redundant processes, platforms, and other costs.

We're very pleased to have recently announced approximately $16 million in new and option year contract awards for our public sector TLM services at the end of the first quarter. We believe these awards demonstrate the success we continue to see, particularly within our public-sector marketplace. Our strategic goal of expanding our public sector and federal base of business remains a key revenue driver as we work to broaden our existing and new public sector customer base in 2017.

We're continuing our efforts toward capturing other federal department level and enterprise-wide private sector contract vehicles, and are pleased with the initial progress we're making within several of those departmental-level groups. We see significant interest in the solutions that WidePoint offers within our federal customer base and continue to diligently work those opportunities.

In some cases, there are administrative delays within these opportunities due to the timing and availability of federal budgets. We continue to work each of these, though the exact timing of when they will occur is an unknown at this time. Key to this progress with our federal users has been our excellent past performance and our ability to demonstrate secure access and cost savings with the use of our proprietary solutions, both in our PLM and cyber security solutions.

We continue to partner with Samsung in targeting a department level opportunity as part of our efforts to showcase our identity management solutions. We continue to market to the United States Coast Guard, while they work through their administrative processes at moving the effort forward in support of our federal TLM DHS BPA. We're expanding our marketing efforts by partnering and focusing our sales efforts with several larger federal government contractors in an effort to expand our reach to other departments and agencies that we believe would benefit from our solutions.

We've seen the administration issue recently an Executive Order from the White House, back last week, which calls for a risk-based approach to cyber security requiring federal IT systems and the nation's critical infrastructure, including utilities and systems supporting financial services and healthcare networks to use the cyber security framework developed by the National Institute of Standards and Technology.

This Executive Order is directly in support of our identity management solutions, which are proven and ready for deployment. This is a framework in which we've operated systems since 2006, a framework that was federally assessed and audited successfully for more than 10 years and delivers solutions on a recurring basis. The Executive Order addresses three critical areas involved in and impacted by cyber security, federal networks, critical infrastructure, and the nation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The Executive Order emphasizes a need for these government entities to take a risk management approach to protect against unauthorized access to information technology and data. The Executive Order also states that agency heads shall show preference in their procurement for shared information technology services, to the extent permitted by law, including email, cloud, and cyber security services. We, at WidePoint are quite pleased with this Executive Order, and after witnessing a number of critical cyber security threats run rampant around the world recently, we're encouraged that this order will help accelerate the use of our identity management solutions in support of entities that require strong credentials.

In addition to the Federal Government marketplace, we're pleased with the progress we've made in the commercial arena with our sales and marketing initiatives. We've recently partnered with a major communications Company that has brought us into new energy verticals with the introduction to three new opportunities and has expanded our reach into five new banks and financial institutions.

We continue to work with AT&T, and have recently entered into a new expanded level of work for a major airline client that they represent. Our goal with AT&T is to continue to work with their sales team to expand our reach into their customer base in offering our credentialing services. While AT&T has disbanded their Dallas Foundry Group that was focusing with us on the Internet of Things, we continue to work with them in finding new ways to introduce our solutions to their customers.

We're also pleased to announce that as part of our realignment of our commercial sales and marketing activities, we've launched a new lead generation effort with subject matter experts that have already started to generate a dramatic improvement in opportunities and brand awareness. We proactively have been developing other new commercial partnerships and pricing strategies for our solutions, and have successfully renegotiated them, in some existing situations to improve productivity and results. We will continue to grow on these initial efforts and successes. We are addressing our near-term financial goals and setting the stage for longer term growth and profitability goals with a focus on building a vibrant future WidePoint.

In the near term, our goals are driven by our requirements to improve our financial performance and return the Company to profitability through a process of realigning and reducing structural cost. As a Company, we need to solidify, improve, and expand our proprietary information technology-based solutions and adopt an entrepreneurial sales and marketing focus to succeed. In support of these goals, we’re evaluating roles and responsibilities throughout the Company and focusing on eliminating non-value added activities, automating manual processes, recruiting more experienced talent where required, and eliminating redundant and expensive legacy resources.

We are reviewing all of our client relationships and commencing corrective actions to improve profitability and will eliminate unprofitable clients. We're considering and have already initiated a number of cost savings efforts including the consolidation of our physical locations and technology platforms and driving cost savings from our largest suppliers.

Longer term we are reviewing our intellectual property portfolio and identifying where to add to this portfolio in order to grow and prosper. We're pleased to have recently announced the enhancement of our cyber solutions by the acquisition of key technological software assets in the identity management area. The Probaris Technologies transaction we announced last week brings software assets along with new and future potential customer relationships, all of which will help us expand our information technology solutions and customer reach.

The Probaris acquisition brings in-house software that we currently license in some of our cyber solutions. This acquisition provides us the opportunity to support several new federal agency relationships with a new large global system integration partner that could help us generate millions of dollars of additional high margin revenues for the Company. This initial purchase, together with our longer-term initiatives will be used to build out a core set of “One WidePoint” driven solution.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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This “One WidePoint” theme is to group together current and future offerings into one unified product solution rather than supporting multiple solutions across the Company. We're reviewing all of our current offerings to determine which one makes sense to group, based upon market need, along with which ones that we do not, and which types of products we should acquire or purchase in order to fill out this focus core “One WidePoint” portfolio.

We have no doubt that the actions I’ve outlined above will require a significant amount of time and expense and effort to execute, but we believe these actions will and are putting us on the right path towards returning WidePoint to generating positive earnings and cash flow, improving our competitive position in the future as well as in the overall marketplace.

I’d like to now ask Jim McCubbin, WidePoint’s CFO to provide some additional financial and operations review information and outlook. Jim?

James T. McCubbin:

Thank you, Jeff. Hello everyone. Today in my remarks I'm going to review with you our first quarter financial results. For most specific details please see our Form 10-Q filing, which is being filed today with the Securities and Exchange Commission. Revenues, as Jeff said, for the first quarter were approximately $18.6 million, a decrease of approximately 9% of revenues compared to approximate $20.5 million a year ago.

Carrier Services were approximately $10 million in the first quarter compared to $12.1 million a year ago, while managed services were $8.6 million compared to $8.4 million a year ago. DHS was the Company's largest customer during the first quarter, contributing approximately 59% of revenue compared to 65% a year ago.

Gross profit for the first quarter was approximately $3.4 million or 18% of revenues as compared to approximately $4.2 million or 21% of revenues a year ago. The decrease in gross profit was largely related to a lower ratio of higher margin device and accessory sales and decreases in billable service arrangements as compared to the same period last year.

Sales and marketing expenses for the first quarter was approximately $0.5 million or 3% of revenues as compared to approximately $0.7 million or 4% of revenues a year ago. The decrease in sales and marketing was due to planned turnover in our sales team and the elimination of legacy sales lead generation suppliers and channel partners that were not generating sufficient high quality leads and meaningful revenue pipelines to match our revenue growth goals.

General and administrative expenses for the first quarter were approximately $3.9 million or 21% of revenues as compared to approximately $3.7 million or 18% of revenues in 2016. General and administrative expenses increased due to duplicate salary, travel and related carrying costs related to our CEO transition period, as well as higher compliance and related professional services costs required to maintain certifications and comply with public Company reporting requirements. We believe that general and administrative expenses should fall in the short-term, as certain cost reduction initiatives are fully deployed during the second half of 2017, with a portion of those starting in the second quarter of 2017.

As we've discussed previously, we plan to see reductions in annualized operating expenses in 2017 commencing in the second quarter of around $0.5 million annualized and growing to around $2.5 million to $3 million in overall annualized savings as we enter 2018. These expense reductions will include reductions in headcount of approximately 10%, that will affect both operating and general expense areas and overhead associated with our plans to consolidate physical locations, consolidate helpdesk groups, as well as consolidating some other general accounting staff and administrative staff that we completed in the first quarter, and we'll start realizing the benefit in the second quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Net loss, as a result of this for the first quarter was approximately $1.1 million, as compared to approximately $700,000 in same period last year.

Now for a quick comment on liquidity, at March 31, 2017, our net working capital was approximately $4.2 million as compared to $5 million, December 31, 2016. A decrease in net working capital was primarily due to net losses incurred while we continue to fund product development, infrastructure improvements, and business development efforts that have not been fully negatively impacted or positively impacted in this case, by the cost reductions that we’ll be realizing starting the second quarter and moving into the second half of 2017.

Our immediate sources of liquidity presently include cash and cash equivalents, accounts receivable, unbilled receivables and access to working capital credit facility with Cardinal Bank for up to $6 million. We are currently working with lenders to renew or replace our current credit facility, which will expire in July 31, 2017. At this point in time, given the renewed or replaced credit facility along with the cost reductions that we presently are undertaking and a new business pipeline of higher margin services we currently believe we will have sufficient liquidity to fund the operations of the Company for the next year.

So, with that I'd like turn it back to you Jeff, so we can move on to questions.

Jeffrey O. Nyweide:

Thanks Jim, I'd like to now open the call to our listeners' questions. Operator if you can assist this by opening the line to take some new questions and comments from our listeners that would be greatly appreciated.

Operator:

Yes, thank you. Ladies and gentlemen if you would like to ask a question on today's conference, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one to ask a question. We will pause for a moment to assemble the queue. Once again that is star, one.

We will now take our first question from Mike Crawford with B. Riley & Company.

Mike Crawford:

Thank you. What, if anything sets WidePoint apart from a TLM perspective and what sort of margins should we expect from that aspect of your business given that others offer similar services?

Jeffrey O. Nyweide:

Hi Mike, thanks for the question. The TLM services that we offer have a couple of key identifiers that differentiate us. Number one, we are considered carrier independent in terms of how we approach the business, meaning that we don't defer or partner necessarily with carriers in terms of offering cost savings. What we do is work with the client directly to identify the best potential opportunity, the best potential carriers, and the best potential deals to get them the most cost efficient solution possible.

Number two, we've been doing this for many, many years, and in the Federal Government space especially we have an expertise in terms of working with the clients there and providing them a full range of services, that they often need, both from the standpoint of everything from initial asset acquisition all the way through to help desk through to providing them accessories and other services, especially also in the security side and working with them, in helping to make sure that their devices are secure and working with them to replace lost devices.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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From a standpoint of ongoing services, we've gotten excellent marks from our clients with regards to our customer service and we have a very good recurring revenue model that tends to work very well with our clients and the success is really measured by the repeat sign up rates from those clients.

James T. McCubbin:

Hey Mike, I didn’t catch your question though, this is Jim. So, I'm not sure if we answered it specifically.

Mike Crawford:

Sure, that was a great answer to the first half and the second half of the question is what sort of margins should we expect from that aspect of your business?

James T. McCubbin:

Industry margins range from anywhere from 45% to 65%. Historically, when you back out the carrier services component part, we are in line in about 50%. Our goals are to drive that—the higher range industry range—and as we bring on more commercial clients and expand our presence within the federal infrastructure we believe we can attain that.

Mike Crawford:

Towards that gross margin?

James T. McCubbin:

Towards that gross margin. Now, also remember within our communications area, there's three component parts as it goes to revenues. One in our business analytics area that we're providing straight to the carriers which we've recently entered the U.S. marketplace for marketing purposes. We're realizing—and that's more of a software support sale, we're realizing gross margins of 90%,.

Now, where we're outsourcing directly to clients, we're realizing margins generally in that 50% range. If we are providing them with any extra services for providing accessories those margins tend to range anywhere from 20% to 35%.

Mike Crawford:

Okay, thank you. If you bear with me, I have three other questions. So, one, is your identity management business still moving toward a monthly recurring revenue service model or is that being reassessed?

Jeffrey O. Nyweide:

Well the identity management piecehas a couple of different elements to it. It does have a monthly basis, but quite often the structure, especially on the credentialing side is based on annual credentialing and in some cases, it's two to three-year credentialing. So, they basically are buying that credential for a period of time, that will then last for that and then it basically repeats itself.

On a monthly basis, we’re obviously supplying ongoing shared service and providing them with ongoing services for the revocation licenses and activities along those lines. In some of the other areas where we are providing services, yes, it is a monthly based service, much as like for the care of the airline carrier that we do work with and a variety of others. So, there are monthly charges that do exist as well. So, it's a combination of both monthly as well as annuals.

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James T. McCubbin:

But Mike to add, as we move more towards a monthly revenue recognition, we'll see a little bit more steadier service in our managed services. Presently in the identity management space though, we do recognize a lot of our revenues on an annualized basis. So, we’ll provide credentials that will have a life of either one or three years. Because of that, if we have a big period of sales related to identity management credentialing in a quarter, we could have that number not be as high in the next quarter. We have seen a range of variability in these things happening. Some of it I believe is associated with seasonality with the fourth quarter and/or the first or second quarter, depending on the budget cycle federally affecting this.

Mike Crawford:

Okay, thank you, and then second to last question is, what's the status including the contracted remaining duration of the DHS BPA?

James T. McCubbin:

Actually Mike, I'll have to get that information for you. I haven't done a drawdown on it. I mean there's still lot of space remaining on it because of the allotment to United States Coast Guard. But I know I'm going to be at your conference next week. Let me prepare that information for Jeff to present next week. When we meet with you, we can give it to you then, okay?

Mike Crawford:

Okay great, and then the last one is if you could please describe how The Probaris $100,000 contingency payment gets triggered and what level of royalties should we expect regarding these potential ongoing payments.

Jeffrey O. Nyweide:

Sure. The contingency payments based upon our performance fees met on a specific contract, and as long as that comes in and then that will trigger that particular payment. If it doesn't come in, it won't trigger it. So, it's contingency based on the success of a contract happening. We're very pleased with this particular acquisition because it broadens both our technical capability but as well it also introduces potentially other new clients and as well some significant partners that we can work with in terms of offering our identity product into the market. So that was a very positive result for us.

James T. McCubbin:

Hey Mike, the $100,000 is triggered by an option renewal of a contract next year, that simple. Once the option has been chosen, which we believe it will be, because there's many option years associated with it, then that payment will be triggered. This is more of an insurance policy to make sure that there was that risk capital in the event that if an option didn't happen we would not—we would reduce the payment terms.

Mike Crawford:

Sure, and the second part of the question was on these potential royalties that you might pay.

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Jeffrey O. Nyweide:

Mike, that's based on basically both, any existing and new contracts that occur, there would be a royalty that would be paid, based on success base. So, all of the royalties are based on success based and cash received. So, it's a sharing. It also keeps their Probaris’ involvement and their goodwill that they have with prospects of people that they're turning over to us and we're quite happy with the arrangement that's been put together because we think it’s a win-win for everybody.

James T. McCubbin:

Hey, Mike. Again there's a table within the asset purchase agreement that describes the payment terms. Worst case, I will forward that to you. It’s in the public domain or bring it with me when I see you next week. That describes that. It is front-end loaded where they're doing support year one, where they'll get a little bit more and that it will phase off to nothing. A lot has to do with the transaction and making sure that we have good transition that we have very, very good support, so that the customers that are conveying remain happy as we pick up the work and support for those customers’ long term.

Mike Crawford:

Okay, thank you.

Jeffrey O. Nyweide:

Sure, thanks, Mike. See you next week.

Operator:

We’ll now take our next question from Kevin Dede with Rodman.

Kevin Dede:

Good afternoon, gentlemen, Jeff, Jim, thanks for taking my questions. Just a kind of view in the top line and maybe a little bit into the future, given we're half way through the second quarter. I was wondering if you could talk a little bit to how you see the dynamics of the top line, especially in light of the business segments that Jim outlined. I'm just kind of curious on how you see your business sort of bouncing back a little bit?

Jeffrey O. Nyweide:

Well, first of all, Kevin, thanks for the question. As we’re developing the business, we're anticipating that we will start to see some enhancements of the revenues in the TLM side as that moves into some larger periods of use. Often the first quarter is a little bit lighter in that area. As far as the cyber side, our hope is that's going to be moving upwards, primarily in the second half of the year as the addition of the Probaris product line and the solutions that we're going to be introducing into the marketplace start to take hold.

So I'd probably say that you're looking at a revenue line that's going to be pretty consistent here, and then start to raise into the second half of the year.

Kevin Dede:

Okay. Fair enough. So, the $16 million in new and option year contract awards for the TLM services, you expect to see payments in advance on those deals in the current quarter or how should we look at that?

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James T. McCubbin:

That $16 million will be recognized over a 12-month period or less. There are actual renewals options and/or new work that we expect to do there. As Jeff said, our first and second quarter tend to be our weaker quarters and our second half of the year tends to be our stronger quarters. So, we do kind of look out at our third quarter and that’s because it’s tied more to the government purchasing cycle with the third quarter being the year end government purchased cycle.

So, lot of your marketing is done in the first quarter of the year on a calendar basis. You start recognizing awards in the second quarter. You see a build in the third quarter, steady state in the fourth quarter, fall off in the first quarter in general. Sometimes depending on the budget cycle, you can see the first and second quarter kind of flattish when you have events like we've just witnessed, where they couldn't figure out how to tie together a budget. It just slows things down by a little bit of time.

Does that help? I know you're new to the story.

Kevin Dede:

Yes, yes, no, absolutely. Thanks very much, Jim. So, just going back…or peeling the onion back just a couple more layers… you talked a lot about how you’re going to re-engineer your financial model a little bit and I'm wondering if you can give us a read on where your revenue level needs to be in order to get to sort of a breakeven number, both on, I guess GAAP and EBITDA basis?

Jeffrey O. Nyweide:

Kevin, we're doing a couple of key things there. Number one, we're looking at reducing our overhead. So that our revenue and gross margins obviously are going to net us a profitable number on the bottom. So, we're working towards reducing that overhead, which includes both personnel, facilities, redundant facilities as well as redundant IT environment. So, we’re working on that.

Last earnings call, we talked about the reduction of our staff by approximately 10% during this year and that we would start recognizing that improvement in the second half of the year. At the same time, we're working on, as I said, the consolidation of a number of our locations to help move that.

The third thing we're working on is reducing what I'll call legacy systems or legacy environments that can be consolidated to improve bottom line margins in terms of delivering solutions to customers. So, we're basically consolidating our efforts on to one platform versus having multiple platforms that we have to support. That will help grow our gross margin and help give us more room.

So, what—obviously, the goal is to, no matter where the revenue is, we want to be profitable. That's our real positioning at this particular point where we want to be and we want to see our gross margin numbers increasing over time, so we can get more room in our budgets obviously.

Kevin Dede:

Okay, thanks Jeff. So, last question for me, I just was wondering if you could talk a little bit about the acquisition of Probaris, your current credential and Cyber security platform in light of the attacks that happened across I guess around the world over the weekend and how you might see WidePoint’s position in light of an intense look on the cyber space.

Jeffrey O. Nyweide:

Well, obviously, we live in some ways troubling times and obviously, these events that occurred demonstrate the exposures that are out there. That plus the Executive Order, that came out, made it very, very clear that cyber security risk management comprises a wide range of activities that include things not just cyber threats and anomalies and mitigating the impacts, but it also has a very basic requirement which is to protect the IT and the data from unauthorized access. It's that core step, that very first step, the heart of cyber security, which is protecting the IT and the data from unauthorized access, which is where WidePoint really focuses its efforts and its credentialing activity, both with the Federal Government as well as with private contractors.

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So, the activity that we have that we currently have, the projects that we have, the products that we provide are on one level of complete outsourcing service to the government agencies and to the federal contractors all the way to—we will be then offering on a more systemized basis an in-house turnkey system that a client can use also combined with our services to really provide a more cost effective solution in that way that has a much broader and larger opportunity for the Company in terms of its margins. So, we look at the Probaris acquisition as being a real key part of our offering.

It allows us to both integrate as well as extend our capabilities, adding more biometric capture and identity vetting capabilities. It also offers us a—what I’ll call it a down cycle or a down—smaller or a lighter product as well that we can offer for purposes of doing vetting in other environments.

More to come on that in the future, I don't want to go into too much detail. I’ll be stealing the thunder of some of the marketing folks there. But I think there's some real potential there as well. So, we're really pleased with that acquisition and how that's going to play out.

Kevin Dede:

Okay, fair enough. So, your position is that with the full gamut, heavy security to light on the credential side over the course of time, you'd be able to help your customers, both commercial and government, to avoid such a situation as we saw develop over this weekend?

Jeffrey O. Nyweide:

Yeah, the specific situation with ransomware, how that works and that piece may not be directly attributed in our situation where it’s more, it’s just who has access to and can get in and out of who has authorized access in and out of these systems. Certainly, if the systems are controlled and have the necessary security pieces inside, the one thing you want to do is preclude what I'll call the bad characters from getting into your systems indirectly.

So, through having these biometric capture and these identity vetting capabilities along with our credentialing, it really helps to secure it in a much greater level. But it's a combination of stories that have to go together to I think address this current one as well.

James T. McCubbin:

Please also understand that we do have integrated into our platform solution some appliances that in fact do act as a barrier to address the ransomware issue. Ransomware is almost at epidemic levels and everybody is trying to address it. It is a very real problem. Credentialing is part of solving the access issues of who can and cannot come in to a logical and or physical environment. Coupling it with some of our partnerships and technology partners that we have, the whole gamut is to in fact protect our clients from these kind of malicious attacks as well as identifying who is capable of gaining access to these environments.

Kevin Dede:

Okay, thanks Jeff, Jim. I just kind of wanted to go through that scenario in light of what might be on the forefront of a lot of people's mind. So, thanks for entertaining my questions. Much appreciated.

Jeffrey O. Nyweide:

Sure, thank you, Kevin.

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Operator:

We’ll now take our next question from Sam Donaldson.

Sam Donaldson:

Jeff and Jim, I think the tone of your presentation today is very good and most welcome. I think most of us would agree that streamlining and restructuring and cost cutting is important and appreciate the fact you're making new efforts there. But all of us know that the key to the profitability is sales, selling, better margin. So, I have a couple of questions along that line. I'd like to begin with one that's the old dread (phon) Coast Guard contract.

Now, Jeff, I heard you say it was moving ever forward. We’re still working with it, but in light of over two years or something, and all the things that may have gone wrong, and many of them are not the fault of our management or maybe none of them are the fault of our management. I think under Safe Harbor, you can answer the question, do you still expect that the Coast Guard will sign the contract with us, and if so can you give us any idea now, that the budget question has been settled at least through this fiscal year, of when?

Jeffrey O. Nyweide:

Sam, I will tell you, we continue to actively market and work closely with them. We are in contact with them on a very regular basis. We know that they are doing a lot of background work and activity on their end to move forward on putting together a pilot and putting together a longer-term contract and we know that we are positioned in such a way that makes it very possible for us to be very close to them when they're ready to take that next step.

With regards to the timing on that, as I've already said, I'm not going to try to guess on what that will be, because obviously, my predecessors and others have had issues with that. So, what I will say is again I think that the efforts and the marketing activities appear to be picking up and things appear to be moving ahead with regards to obviously budgets being opened up. They're not fighting for their life now. They do—their budget was saved and they I believe can recognize that they can save money here with these projects and activities with us.

So, we remain bullish and optimistic on this one, and obviously, the contract vehicles are already in place, which are always a big impediment. So, we remain very strong and optimistic about that and we look forward to working with them. That's, I think that's about as optimistic of a statement I can give you at this point in time.

Sam Donaldson:

Well, that could be your answer, but I just to—make sure that we're talking about the same thing, that is moving forward in all of the things we're trying to consider, with us. I mean I assume we're not just in a swarm of competitors and you think maybe we have an upper hand. But I think most of us have been led to believe that under the award—government that we were really the Company that if and when the Coast Guard got off the dime that they'd move with us. So, you still think at least we're in a premier position.

Jeffrey O. Nyweide:

That's our understanding. Yes, correct. What you're thinking is what we're thinking as well.

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Sam Donaldson:

Okay. Second question, a, who's in charge of our sales program? Do we have the kind of sales team? Jeff, you've been with us now a few months, I’m sure you've looked over personnel and all of that and I welcome Jim’s view of course, but do we have the sales team that—yes, we have big competitors, I understand that. We're a little Company trying to get in. So, I'm not expecting a miracle overnight with the sales team. But do you have the kind of aggressive knowledgeable—and it matters in sales, you two know that people have the personality to sell our product, end of question.

Jeffrey O. Nyweide:

Well, to answer your question directly, yes, I think we do have an excellent team and we dismantled it for the most part here in the first quarter, as I told you in the last earnings call, because I didn't think we had the right team. The leader is Jason Holloway. He's a seasoned executive and I think extremely competent. He has a very good plan that he's executing on.

The first steps, Sam are to obviously make sure you have just a set of key and core people that can support your activities and sales, but really the element is you need to do the business development process. That business development starts with lead generation and the development of finding appropriate targets of opportunity that really have a need for the products that we're selling and the services that we're selling.

That's the first step and Jason been doing, I think an excellent job of redefining that and getting that clarified, so that we're really going—looking at and building a pipeline based on products and services that the market is interested and wants to buy and that we're in a position to provide.

Number two, he's utilizing what in many cases are one of the excellent expert people that we have inside of WidePoint to be the experts necessary in order to help facilitate the next stages of sales. In many of these cases, where we sell it’s not just opening the door. It's really proving that you have the right people, the right expertise and the right ability to deliver the results that the clients want. At the end of the day, you have to have a good aggressive sales people to follow up, but you really need that team that can go in there and sell to clients on why WidePoint is the best.

I have to say we do have excellent people in each of these operating areas and we've reassigned and realigned our operating teams, both in our TLM and in our identity management to basically expose the leaders in each of those to much more direct sales activities out in the field with our customers. I would deem it a customer-driven orientation versus an internal orientation.

So, we’re really exposing and directing our team leaders and our people inside that know are very knowledgeable that can help do this and then we supplement them with sales people that can close the business. That's the model.

The third thing we're doing, Sam, that I think is also extremely important is we've identified the key partners that we want to work with that can open the doors for us at a level of where we don't have to be knocking on a hundred doors to find the right one. But rather we knock on a half dozen of ones that are ready to go based on our clients—based on our partners’ activities. So, we've identified several partners that we're working with them, one in the major communications area, another in a federal contractor, areas where we can work closely with them, both to integrate our solutions into their offerings but also to go in and solve specific problems that their customers have. We believe that that will also provide a tremendous jumpstart for us.

At the same time, Sam that's happening the fourth piece is identifying and bringing on, as you put it, hungry, ready to go sales people that want to really drive sales and make things happen. We're obviously always looking for those—that talent and looking to bring those folks on here and we will start bringing on more of those sales people as our pipeline grows and we have the need to bring them on. So, that’s a process that’s ongoing and I'm confident that under Jason that we're going to hopefully see the sales start to take off here in both the federal as well as the commercial area.

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Sam Donaldson:

Clearly you have thought this out, I mean, this analysis of it, what's needed in the sales team, I think it’s exactly right and the fact that you really thought about the people, and who and how and I think it's very encouraging. I appreciate that. So, one final question, which it's not—it's for Jim really. Jim, I'm not sure what it means. You say you're working on the new funding after July, is there a question in that, are we still going to be working with Cardinal Bank or do you know?

James T. McCubbin:

Well, at this point, we have a commitment letter in place. We're going through our doc prep with—for an additional and new credit facility for the next year. Sam, I just haven't finished the documents.

Sam Donaldson:

We shouldn't begin to twitch a little bit. I have confidence built up over a number of years with you as you well know, but I just wanted to see whether I had to twitch a little bit before July or not?

James T. McCubbin:

Hey, Sam, let me just be very clear with this. We have a formal commitment letter in place for a new credit facility. We're working on the doc prep side of it. We need to complete that doc prep. When we do, we’ll file an 8-K.

Sam Donaldson:

Good enough for me and thank you both. I really appreciate this call. Bye-bye.

Jeffrey O. Nyweide:

Thank you, Sam. Appreciate your questions.

Operator:

We’ll now take our next question from Myron Lew.

Myron Lew:

Hi, Jim. This is Myron. I was wondering are you able to expand the protection into Internet communication, as Google is expanding into that area in the near future. Are you going to be able to support that with your product?

James T. McCubbin:

Hey, Myron, it's Jim. Can you expand upon what you mean by communications and Google and what they're doing, because Google is doing a number of things?

Myron Lew:

It appears to me that Google is actually outselling in the chrome books and with respect to the Apple platforms and it allows them to have a communication system with respect to Internet communications, voice-over-IP and expand that even greater than standard telecommunications. So, is your product compatible to actually secure all that type of VoIP?

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James T. McCubbin:

Myron, you're talking about a whole level of different things than what we do. While we support VoIP and Voice-over-Internet protocol and we manage it, remember on the communications side, we're providing analytics and management tools. We're optimizing invoices, billing. I mean we're doing a whole—we’re a whole different world as it goes to the work that we're doing in communications from this rather intriguing concept that I'm sure Google is working on as they're working on a number of them. But it doesn't, you're comparing apples to oranges.

Myron Lew:

Okay. So, as Google is actually going to expand into in their new product in the future, you're saying that you're not going to be compatible?

James T. McCubbin:

No. What I'm saying is Myron you're probably talking about two very different things. The communications companies, the carriers are probably more at risk as Google's attacking their business with VoIP and VoIP replacements.

So remember again, Myron we're providing management services to manage the lines, manage the services, optimize the billing, provide analytics to carriers and users. So it's two different things that you're trying to address and put together into one. On the identity side, we're using stronger authentication, we're using strong credentialing. We're using strong capabilities to work in identity access, again something very different.

Myron Lew:

Google is going to be also doing the same thing as a provider is what I'm saying.

James T. McCubbin:

Well, Myron, take this off line. This is not relevant to anything that we're talking about. Okay.

Myron Lew:

Thank you.

Operator:

With no further questions in the queue at this time, I would like to turn the conference over to Mr. Jeff Nyweide for any additional or closing remarks.

Jeffrey O. Nyweide:

Thank you, Operator. Hey, I'd like to thank all of you for joining us today on this first quarter call and we look forward to talking to you next on the second quarter call. As a point of interest, WidePoint will be presenting at the B. Riley conference in Los Angeles at the end of this month. For those attending the conference, we’ll be presenting on May 24 at, I believe it's 8 AM and we will be webcasting our presentation of that event. Again, I appreciate everyone being here today and we look forward to your continued interest and support of WidePoint and its future. Thank you very much. Have a good day.

Operator:

Ladies and gentlemen, that concludes today's conference call. We thank you for your participation.

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